UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
   Asmussen, Erick R.
   3102 West End Avenue, Suite 1100
   Nashville, TN  37203
   USA
2. Date of Event Requiring Statement (Month/Day/Year)
   01/14/2000
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Issuer Name and Ticker or Trading Symbol
   UCAR International Inc.
   UCR
5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Controller
6. If Amendment, Date of Original (Month/Day/Year)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
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1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
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Common Stock                               |972                   |I               |(1)                                            |
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 Table II -- Derivative Securitites Beneficially Owned                                                                             |
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1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
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Time Option (right to bu|(2)      |03/02/09 |Common Stock, par value|15,000   |$16.31    |D            |                           |
y)                      |         |         | $.01 per share        |         |          |             |                           |
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Explanation of Responses:
(1) Represents the number of units attributable to the reporting person's participation in the Company Discounted
Stock Fund option of the UCAR Carbon Savings
Plan.
(2) Of such options, 5,000 vested on each of May 21, 1999 and July 14, 1999, and 5,000 will vest on March 2,
2000.
SIGNATURE OF REPORTING PERSON
/s/ Erick R. Asmussen
DATE
01/21/00